Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors contact: Linda Snyder 408/220-8405 Linda_snyder@hyperion.com	Media contact: Robert Schettino 408/220-8179 Robert_schettino@hyperion.com

Hyperion Announces Redemption of 4 1/2% Convertible Subordinated Notes

SUNNYVALE, Calif., Oct 21, 2003 — Hyperion (Nasdaq: HYSL), the global leader in Business Performance Management software, today announced that its Board of Directors has approved the redemption, on November 26, 2003, of its 4 1/2% Convertible Subordinated Notes due March 2005.

     The redemption price is equal to 101.286 percent of the outstanding amount of the notes, plus accrued and unpaid interest to the redemption date. In connection with the redemption of the notes, Hyperion estimates that it will record a one-time charge of approximately $935,000 on a pre-tax basis during the December 2003 quarter.

     “Hyperion’s solid financial condition allows us to redeem the notes 15 months prior to maturity, thereby saving approximately $1.8 million in net interest expense,” said David Odell, Hyperion’s chief financial officer. “Hyperion generated over $160 million cash from operations over the past two years, bringing total cash and short term investments to $409 million as of September 30, 2003.”

     A Notice of Redemption is expected to be mailed to all registered holders of the notes on or about October 24, 2003. Copies of the Notice of Redemption may be obtained after October 24, 2003 from U.S. Bank, N.A., at 800-934-6802.

About Hyperion

Hyperion is the global leader in Business Performance Management software. More than 9,000 customers rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading Business Intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company’s innovative and specialized solutions and services.

Headquartered in Sunnyvale, California, Hyperion employs nearly 2,600 people in 20 countries and is represented in 25 additional countries through distributor relationships. Hyperion, together with recently acquired Brio Software Inc., generated combined annual revenues of $612 million for the 12 months ending June 30, 2003. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning Hyperion’s acquisition of Brio Software, Hyperion’s expected performance (including without limitation as described in the quotations from management in this press release), as well as Hyperion’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the reaction of customers of Hyperion and Brio Software to the transaction; Hyperion’s ability to successfully integrate Brio Software’s operations and employees; the introduction of new products by competitors or the entry of new competitors into the markets for Hyperion’s products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Hyperion’s business and financial results is included in Hyperion’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Brio Software, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Brio Software’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, and in other reports filed by Brio Software with the SEC. Neither Hyperion nor Brio Software undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.

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Hyperion is a registered trademark of Hyperion Solutions Corporation. All other trademarks and company names mentioned are the property of their respective owners.